Exhibit 10.32

February 13, 1996

Mark Carges

2315 North First Street

San Jose, CA 95131

Dear Mark:

I am happy to extend the following offer of employment to you. This letter will confirm the terms of your offer of employment with BEA Systems, Inc. (“The Company”). Such terms are as follows:

1. Position and Responsibilities. You will serve in the position of Software Engineering Manager. You will assume and discharge such responsibilities as are commensurate with such a position and we believe you are uniquely qualified for this role.

2. Compensation.

a) In consideration of your services, you will be paid a base salary of $4,046.27 per pay period (annualized base salary of $105,203), payable bi-weekly in accordance with The Company’s standard payroll practices. Your base salary will be reviewed annually by the appropriate management of The Company. We are also offering a one year guarantee of base salary and benefits should you be terminate, without cause, within three year’s of your employment with BEA Systems, Inc.

b) We are also happy to include you in our Manager Bonus Plan. The Plan document will be provided to you under separate cover.

Benefits. You will be entitled to receive employee benefits made available by The Company to similarly situated employees to the extent of your eligibility.

Stock Options. Under the terms and conditions of The Company’s 1995 Stock Plan, you will be granted an option to purchase 80,000 shares of common stock of The Company. The option may be exercised, in whole or in part, as follows. The shares subject to the option shall vest 25% after one year and for the remaining 75%, 1/48th each month through the fourth year. The Company 1995 Stock Plan including the Stock Option Agreement, will be sent to you separately.

Confidential Information. You agree that you will execute The Company’s Employment Confidential Information and Invention Assignment Agreement (to be developed and executed by both parties). You further agree that, at all times during the term of your employment and thereafter, you will abide by the terms of said agreement. You recognize that The Company desires not to improperly obtain or use any proprietary information or trade secrets of any former employer or the person or entity.

Conflicting Employment. Prior to receiving this offer of employment from The Company, you may have been engaged in another employment, occupation, consulting or other business activity related to the business in which The Company is now involved or may become involved during the term of your employment. You acknowledge that your involvement in such business activity shall cease prior to your employment by The Company. You further agree that, during the term of your employment with The Company, you will not engage in any employment, occupation, consulting or other business activity directly related to the business in which The Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to The Company.

Term of Employment. You acknowledge that your employment with the company is for an unspecified duration that constitutes at will employment, and that either you or The Company can terminate this relationship at any time, with or without cause.

We are excited about having you joining The Company. Please acknowledge and confirm your acceptance of this offer by February 21, 1996 at which point the offer will expire. You can accept by signing and returning the enclosed copy of this letter. If you have any questions about this offer letter, please call me at (408) 743-4000.

Sincerely,

Jeanne Wu
Director, Human Resources

Acceptance:

I accept the terms of my employment with The Company as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminate by either party.

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